Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACTIVISION BLIZZARD, INC.

ACTIVISION BLIZZARD, INC., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  Article Fourth, Section 4.1(a) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Billion Four Hundred Five Million (2,405,000,000) shares, of which Five Million (5,000,000) shares are designated Preferred Stock, par value $.000001 per share and aggregate par value of Five Dollars ($5) (the “Preferred Stock”), and of which Two Billion Four Hundred Million (2,400,000,000) shares are designated Common Stock, par value $.000001 per share and aggregate par value of Two Thousand Five Hundred Dollars ($2,400) (the “Common Stock”).”

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf this 15th day of August, 2008.

ACTIVISION BLIZZARD, INC.

By:
Name:	George L. Rose
Title:	Chief Legal Officer and Secretary